UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2025

Commission File Number: 000-52369

FitLife Brands, Inc.
(Exact name of registrant as specified in its charter.)

Nevada	20-3464383
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5214 S. 136th Street, Omaha, Nebraska 68137
(Address of principal executive offices)

402-884-1894
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	FTLF	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On February 5, 2025, FitLife Brands, Inc. (the “Company”) announced that the Board of Directors of the Company has approved a forward stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), at a ratio of 2-for-1 (the “Forward Split”). A Certificate of Change was filed with the Secretary of State of the State of Nevada with an effective date of February 6, 2025 (the “Effective Date”). The Common Stock will begin trading at the open of business on a split-adjusted basis on the Nasdaq Capital Market ("Nasdaq") on February 7, 2025 (the "Trading Date").

Effects of the Forward Stock Split

Symbol; CUSIP Number.

In connection with the Forward Split, the CUSIP number for the Common Stock changed to 33817P405. The trading symbol for the Company, "FTLF", remains unchanged.

Split Adjustment.

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Forward Split multiplied by two. The Company intends to treat stockholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Forward Split for their beneficial holders holding shares of our Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Forward Split.

Also on the Effective Date, all options of the Company outstanding immediately prior to the Forward Split will be adjusted by multiplying the number of shares of Common Stock into which the options are exercisable by two and dividing the exercise price thereof by two, all in accordance with the terms of the plans, agreements or arrangements governing such options and subject to rounding to the nearest whole share.

Certificated and Non-Certificated Shares.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Forward Split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, Colonial Stock Transfer (“Colonial”) at the address set forth below. Colonial will issue a new stock certificate reflecting the Forward Split to each requesting stockholder. Colonial can be contacted at (801) 355-5740, or:

Colonial Stock Transfer
7840 South 700 East
Sandy, UT 84070

Nevada State Filing.

The Company has filed a Certificate of Change (the "Certificate") with the Nevada Secretary of State in compliance with Nevada Revised Statutes ("NRS") Section 78.209. The Forward Split will take effect on the designated Effective Date. Under Nevada law, no amendment to the Company’s Articles of Incorporation was required in connection with the Forward Split. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

No Stockholder Approval Required.

Under Nevada law, because the Forward Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. Pursuant to NRS Section 78.207, the Company may effect the Forward Split without stockholder approval if (i) both the number of authorized shares of the Common Stock and the number of issued and outstanding shares of the Common Stock are proportionally increased as a result of the Forward Split; (ii) the Forward Split does not adversely affect any other class of stock of the Company; and, (iii) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Forward Split. As described herein, the Forward Split complies with such requirements.

Capitalization.

Prior to the Forward Split, the Company was authorized to issue 60.0 million shares of Common Stock. As a result of the Forward Split, the Company will be authorized to issue 120.0 million shares of Common Stock. As of February 5, 2025, there were 4,605,108 shares of Common Stock outstanding. As a result of the Forward Split, there will be 9,210,216 shares of Common Stock outstanding. The Forward Split will not have any effect on the stated par value of the Common Stock. The Forward Split does not affect the Company’s authorized preferred stock. After the Forward Split, the Company’s authorized preferred stock of 10,000,000 shares will remain unchanged.

Immediately after the Forward Split, each stockholder’s percentage ownership interest in the Company and proportional voting power remains unchanged. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Forward Split.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03. A copy of the Certificate is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure

A copy of the Press Release announcing the Forward Split is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits Index

Exhibit No.	Description

3.1	Certificate of Change for FitLife Brands, Inc., effective as of February 6, 2025
99.1	Press Release issued by FitLife Brands, Inc., dated February 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

Date: February 5, 2025	By:	/s/ Dayton Judd
Dayton Judd
Chief Executive Officer